UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2009

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York 14534
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Andy Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

At the annual shareholder meeting of Biophan Technologies, Inc. (the “Company”) on September 12, 2008, shareholders were asked to approve a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 800,000,000. The meeting was adjourned with regard to this proposal until December 1, 2008, and further adjourned until February 4, 2009 (subject for further adjournment by those attending the reconvened meeting) or such earlier date as the Company obtains sufficient votes to approve this proposal. At the reconvened meeting on February 4, 2009, the meeting was further adjourned until February 26, 2009 (subject for further adjournment by those attending the reconvened meeting) or such earlier date as the Company obtains sufficient votes to approve this proposal, and the location of the reconvened meeting was agreed to be the offices of the Company at 15 Schoen Place, Pittsford, New York 14534.  At the reconvened meeting on February 26, 2009, the meeting was further adjourned until April 30, 2009.

At the reconvened meeting, Mr. John Lanzafame, the Company’s CEO, reported that only 41% of the outstanding shares voted in favor of the proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock.  This measure required over 50% of the outstanding shares to vote in favor, and the large number of unvoted shares prevented this threshold from being reached.  Accordingly, the proposal was not approved, the vote was closed and the meeting ended.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Dated: May 4, 2009	By:	/s/ John Lanzafame
Name: John Lanzafame
Title: Chief Executive Officer